Exhibit 7.1


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 17, 1997 by and among Larcan Inc., a Canadian corporation ("Larcan"), Larcan Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Larcan ("LSI"), and Larcan-TTC Inc., a Delaware corporation ("LTTC"). (LSI and LTTC are referred to herein collectively as the "Constituent Corporations.")


                                    RECITALS

     WHEREAS, the Boards of Directors of Larcan and LTTC each have determined that it is in the best interests of their stockholders to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises, and of the agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           The Merger; Effective Time

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) LSI shall be merged with and into LTTC and the separate corporate existence of LSI shall thereupon cease (the "Merger"). LTTC shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of LTTC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. Effective Time. The Merger shall be effective at 5:00 p.m. Eastern Time on the day on which a Certificate of Merger is filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation


     2.1. The Certificate of Incorporation. The Certificate of Incorporation of LTTC in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     2.2. The By-Laws. The By-Laws of LTTC in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

     3.1. Officers and Directors. The directors of LSI at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of LTTC shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.


                                   ARTICLE IV

                      Effect of the Merger on Capital Stock

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock of the Constituent Corporations:

          (a) Each share of the Common Stock, par value $.01 per share, of LSI (the "LSI Shares") issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $0.04 per share of LTTC (the "LTTC Shares").

          (b) Each LTTC Share issued and outstanding immediately prior to the Effective Time (other than those owned by Larcan) shall be cancelled at the Effective Time in exchange for the Merger Consideration (as defined below).

          (c) Each LTTC Share issued and outstanding immediately prior to the Effective Time that is owned by Larcan shall be cancelled at the Effective Time without any consideration therefor.

          (d) As used herein Merger Consideration means $0.0625, which equals the sale price of each and every LTTC Share traded on its principal trading market for 30 days immediately prior to the date hereof.

          (e) At and after the Effective Time, each holder of a certificate or certificates theretofore representing LTTC Shares ("OLD LTTC Shares") that were converted into the Merger Consideration in the Merger (a "Certificate") may surrender the same to LTTC or its agent for cancellation, and each such holder shall be entitled upon such surrender to receive in exchange therefor a check in an amount equal to the aggregate amount of cash to which such holder is entitled to be paid pursuant to this Article IV, without interest. Until so surrendered, each Certificate, after the Effective Time, shall be deemed for all purposes to evidence the right to receive such payment. If any amount is to be paid to a person other than the person to which the Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of LTTC or its agent that such taxes are not payable.

          (f) At the Effective Time, the stock transfer books of LTTC shall be closed regarding Old LTTC Shares and no transfer of Old LTTC Shares shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither LTTC nor its agent nor any party to the Merger shall be liable to a holder of Old LTTC Shares for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Notwithstanding any other provision hereof, any holder of Old LTTC Shares that perfects appraisal rights under the Section 262 of the DGCL shall have their Old LTTC Shares converted into the consideration determined in accordance with such statute.


                                    ARTICLE V

                             Conditions; Termination

     5.1 Conditions. Consummation of the Merger shall be subject to satisfaction of the following conditions (unless waived by Larcan):

          (a) The stockholders of LTTC shall have approved this Agreement and the Merger by the vote required under the DGCL.

          (b) No inquiry, action or proceeding which, in the opinion of Larcan, is material shall have been instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or seeking damages on account or as a result thereof.

          (c) There shall have been no material adverse change in the financial condition, results of operations, business or prospects of LTTC since March 31, 1997.

          (d) All required consents and approvals shall have been obtained, all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated hereby shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

       5.2 Termination. This Agreement may be terminated and the Merger abandoned as follows:

          (a) Larcan and LTTC may terminate this Agreement at any time prior to the Effective Time, before or after the approval by the stockholders of LTTC, by their mutual agreement;

          (b) Larcan may terminate this Agreement at any time prior to the Effective Time if it concludes in good faith that (i) there has been a material adverse change in the financial condition, results of operations, business or prospects of LTTC since March 31, 1997 or (ii) any of the conditions specified in Section
5.1 is unlikely to be satisfied in a timely manner.

     5.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article V, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.


                                   ARTICLE VI

                            Miscellaneous and General

     6.1. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, Larcan and LTTC may modify or amend this Agreement, by written agreement executed and delivered by their duly authorized officers.

     6.2. Counterparts; Effectiveness. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement shall become effective when duly executed and delivered by Larcan and LTTC. Larcan shall use reasonable efforts to form LSI promptly and shall cause LSI to execute and deliver this Agreement promptly after its formation.

     6.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

     6.4. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                      LARCAN INC.


                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________



                                      LARCAN SUB, INC.



                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________



                                      LARCAN TTC INC.



                                      By _____________________________
                                         Name: _______________________
                                         Title: ______________________